Exhibit 10.17

RETENTION AGREEMENT

RETENTION AGREEMENT, dated as of January 28, 2010 (the “Retention Agreement”), by and between Ambac Financial Group, Inc., a Delaware corporation (the “Company”), and                          (the “Executive”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that, in order to assist the Company in retaining its executive management so that they may execute the risk and loss mitigation strategies currently in place and planned for the coming year and continue to maximize the value of the Company for its stockholders, it will award certain members of its executive management retention payments;

WHEREAS, the Executive is currently a valued key executive of the Company or one of its Affiliates (as defined below); and

WHEREAS, the Executive and the Company wish to enter into a written agreement setting forth the terms and conditions of the Executive’s retention payments from the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Retention Payments; Recoupment.

(a) Retention Payments. The Company shall pay to the Executive cash retention payments (each, a “Retention Payment”) in the amounts and payable at the times reflected in the schedule set forth in Section 1(c) below, provided that the Executive is employed by the Company or one of its Affiliates on the applicable payment date (each such date, a “Payment Date”). If any Payment Date is not a business day, the applicable Retention Payment shall be made on the next occurring business day.

(b) Recoupment of Retention Payment. If (x) the Company terminates the Executive’s employment for Cause (as defined below), or (y) the Executive terminates the Executive’s employment for any reason, in each case following a Payment Date but prior to the corresponding retention date reflected in the schedule set forth in Section 1(c) below (a “Retention Date”), then the Executive shall repay to the Company the gross amount of the Retention Payment that was paid on the last occurring Payment Date prior to the date the Executive’s employment terminates. Such payment shall be paid to the Company within thirty (30) days following the date that the Executive’s employment terminates. In the event the Executive fails to remit the Retention Payment to the Company within such time, the Executive acknowledges and agrees that the Company shall have the right to (i) deduct the amount to be paid to the Company hereunder from any compensation or other amounts or payments due to the Executive from the Company or (ii) take any other appropriate action to recoup such amounts.

(c) Payment Schedule:

Retention Payment	Payment Date	Retention Date
$	January 29, 2010	April 28, 2010
$	April 29, 2010	July 28, 2010
$	July 29, 2010	October 28, 2010
$	October 29, 2010	January 29, 2011

2. Definitions.

(a) “Affiliate” means includes any company or other entity or person controlling, controlled by or under common control with the Company.

(b) “Cause” means (i) the willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise; or (ii) the conviction of the Executive for a felonious act resulting in material harm to the financial condition or business reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to him, a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i) or (ii) above and specifying the particulars thereof in detail.

3. Withholding Taxes. All amounts paid to the Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment of provision of any amounts or benefits hereunder.

4. Miscellaneous.

(a) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, facsimile or certified mail, return receipt requested, to the address first set forth below in the case of the Company, and to the address set forth on the signature page hereof in the case of the Executive (or, in either case, to such other address as may from time to time be designed by notice by any party hereto for such purpose):

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Facsimile: (212) 208-3384

Attn: General Counsel

Notice shall deemed given, if by personal delivery, on the date of such delivery or, if by facsimile, on the business day following receipt of confirmation or, if by certified mail, on the date shown on the applicable return receipt.

(b) Amendment and Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharged is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Governing Law. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMBAC FINANCIAL GROUP, INC.

By:
Name: Thomas C. Theobald Title: Chair of the Ambac Compensation Committee

EXECUTIVE

Name:
Title:
Address:

3